Exhibit 99.28

858 Beatty Street Suite 501 Vancouver, B.C. Canada V6B 1C1 Telephone: (604) 895-2700 Fax: (604) 681-6061

West Fraser Provides Update for the May 26 Annual General Meeting

VANCOUVER, May 11, 2020 /CNW/ - West Fraser Timber Co. Ltd. (“West Fraser” or the “Company”) (TSX: WFT) announced today certain COVID-19 precautionary measures and procedures that will be in place for the annual general meeting (the “Meeting”) to be held at 11:30 am on May 26, 2020 at its corporate offices in Vancouver at 858 Beatty Street, Suite 501 to reduce the risks related to large group gatherings and to protect the health and safety of its shareholders, directors, employees and others.

As previously indicated in the Company’s information circular for the Meeting dated April 16, 2020, we request that all shareholders vote their shares by proxy and proxyholders not attend the Meeting in person. Shareholders and proxyholders who do wish to attend the Meeting in person, should carefully consider and follow the instructions of the federal Public Health Agency of Canada (https://www.canada.ca/en/public-health/services/diseases/coronavirus-disease-covid-19.html), the orders and guidance issued by the British Columbia Provincial Health Officer and the Government of British Columbia (https://www2.gov.bc.ca/gov/content/health/about-bc-s-health-care-system/office-of-the-provincial-health-officer/current-health-topics/ covid-19-novel-coronavirus) and those of the regional health authorities of the Province of British Columbia, including the Vancouver Coastal Health Authority and the Fraser Health Authority.

In addition, shareholders and proxyholders who wish to attend the Meeting in person, must pre-register with the Company by May 20, 2020 by emailing shareholder@westfraser.com. Only registered shareholders or proxy holders eligible to vote at the meeting will be permitted to attend the meeting and, due to public health restrictions on the size of gatherings, we may be required to limit the number of attendees at the Meeting. Attendees will be required to complete a health questionnaire in advance and be required to adhere to physical distancing and other requirements prescribed by the public health authorities. Shareholders are strongly encouraged to vote their shares by proxy and not attend the meeting in person.

The format for the Meeting will include a telephone conference call in listen only mode with an opportunity to email questions prior to the Meeting and the details are listed below. Shareholders who have questions to bring forth at the Meeting should submit those questions in advance to shareholder@westfraser.com by May 21, 2020. Management will address questions received during the Meeting and will also provide a brief update on the Company’s business and operations at the end of the Meeting.

The Company is continuing to monitor the evolving COVID-19 pandemic and the recommendations and orders of the federal and provincial governments and health authorities and will advise shareholders of any further updates or changes related to the Meeting in due course.

Event:	Annual General Meeting

When:	Tuesday, May 26, 2020 at 11:30 am

Questions:	Shareholders can submit questions in advance to shareholder@westfraser.com by May 21, 2020.

Call Details:	Join by phone using one of the following numbers:
1-888-390-0605
416-764-8609
Attending Meeting:	Shareholders are strongly encouraged to vote their shares by proxy and not attend the meeting in person. Shareholders wishing to attend in person must pre-register by May 20, 2020 by emailing shareholder@westfraser.com

The Company

West Fraser is a diversified wood products company producing lumber, LVL, MDF, plywood, pulp, newsprint, wood chips, other residuals, and energy with facilities in western Canada and the southern United States.

SOURCE West Fraser Timber Co. Ltd.

View original content: http://www.newswire.ca/en/releases/archive/May2020/11/c5219.html

%SEDAR: 00002660E

For further information: Chris Virostek, Vice-President, Finance and Chief Financial Officer, (604) 895-2700, www.westfraser.com

CO: West Fraser Timber Co. Ltd.

CNW 19:51e 11-MAY-20